Exhibit 10.18

Execution Copy

Innovative Micro Technology, Inc.

INVESTORS’ RIGHTS AGREEMENT

Dated as of January 25, 2005

TABLE OF CONTENTS

ARTICLE I Definitions
1.1	Definition of Terms.
1.2	Construction.

ARTICLE II Registration Rights
2.1	Request for Registration.
2.2	Registration Incidental to Company Registration.
2.3	S-3 Registration.
2.4	Conduct of Registration.
2.5	Expenses of Registration.
2.6	Delay of Registration.
2.7	Termination of Registration Rights
2.8	Indemnification.
2.9	Reports Under Securities Exchange Act of 1934.
2.10	Assignment of Registration Rights.

ARTICLE III Covenants of Company
3.1	Right of First Refusal.
3.2	Delivery of Financial Statements.
3.3	Inspection Rights.
3.4	Key Person Life Insurance.
3.5	Directors’ and Officers’ Insurance.
3.6	Management of the Company.
3.7	Termination of Covenants.

ARTICLE IV Agreements of Holders
4.1	“Market Stand-Off” Agreement.

ARTICLE V Additional Investors and Holders
5.1	Additional Investors.
5.2	Consent to Joinder of WRH.

ARTICLE VI Miscellaneous
6.1	Aggregation of Stock.
6.2	Severability.
6.3	Notices.
6.4	Headings.
6.5	Entire Agreement.
6.6	Counterparts.
6.7	Governing Law, Jurisdiction and Venue.
6.8	Waiver of Jury Trial.
6.9	Successors and Assigns.
6.10	No Third Party Beneficiaries.
6.11	Amendments and Waivers.

i

This INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is made as of January 25, 2005, between Innovative Micro Technology, Inc., a Delaware corporation (the “Company”), on the one hand, and the investors listed on Schedule I of this Agreement (the “Investors”) on the other.

RECITALS:

A.                                   As of the date of this Agreement, the Company and the Investors are also entering into a Preferred Stock Purchase Agreement, as the same may be amended from time to time (the “Purchase Agreement”), pursuant to which the Company will sell, and the Investors will buy, 1,000,000 shares of Series A Redeemable Preferred Stock (the “Series A Shares”) and 1,000,000 shares of Series A-1 Convertible Preferred Stock (the “Series A-1 Shares” and, collectively with the Series A Shares, the “Preferred Shares”).

B.                                     As a condition to the performance by the Investors of their obligations under the Purchase Agreement, the Company has agreed, under the terms and conditions of this Agreement, among other things, to provide under certain circumstances for the registration for resale under the Securities Act of the Common Stock issuable on conversion of the Series A-1 Shares.

D.                                    Capitalized terms not defined in this Agreement have the meanings ascribed to them in the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing facts and the mutual covenants, representations and warranties made herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

1.1                                 Definition of Terms.

For all purposes of this Agreement, the following terms shall have the meanings ascribed to them in this Section 1.1.

“Agreement” means this Investors’ Rights Agreement (including the Exhibits and the Schedules as provided herein), as the same from time to time may be amended, supplemented, modified or waived.

“Board” means the Company’s Board of Directors.

“Certificate of Designation” means the Certificate of Designation of the Series A Redeemable Preferred Stock and Series A-1 Convertible Preferred Stock.

“Common Stock” means the common stock, par value $0.0001 of the Company, and also shall include any securities issued or issuable with respect to the Common Stock, by way of a stock dividend, stock split, combination of shares, recapitalization, restructuring, merger, consolidation or other reorganization of the Company.

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Company Registration” means a registration under the Securities Act undertaken by the Company for the sale of its shares of Common Stock or securities convertible into Common Stock, or for the resale of such securities by holders other than the Holders, in connection with the public offering of such securities, other than any of the following:

(i)                                     the First Public Offering;

(ii)                                  a registration relating the sale of securities to employees, directors or consultants of the Company pursuant to a stock option, stock purchase or similar plan;

(iii)                               a registration relating to a corporate reorganization or other transaction under Rule 145 under the Securities Act;

(iv)                              a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or

(v)                                 a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“Debt” means, as to any Person, all obligations for payment of principal, interest, penalties and collection costs thereof, with respect to money borrowed, incurred or assumed (including guarantees), and other similar obligations in the nature of a borrowing by which such Person will be obligated to pay.

“Dollars” or “$” means lawful money of the United States of America.

“Eligible Investor” has the meaning set forth in Section 3.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“First Public Offering” means the first underwritten public offering of securities of the Company, after the date hereof, pursuant to an effective registration statement under the Securities Act, other than a registration statement relating either to the sale of securities to employees, directors or consultants of the Company pursuant to a stock option, stock purchase or similar plan or a transaction under Rule 145 under the Securities Act.

“Form S-3” means Form S-3 promulgated by the SEC for the registration of securities under the Securities Act as in effect on the date hereof, or any registration form under the Securities Act subsequently adopted by the SEC in place of Form S-3 that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“Holder” means any person owning Registrable Securities or securities convertible into Registrable Securities.

“Initiating Holders” has the meaning set forth in Section 2.1(a).

“Investor” means those Persons listed on Schedule I, and if a Second Closing takes place under the Purchase Agreement, those Persons listed on Schedule II.

“Material Adverse Effect” means any material adverse change in the financial condition, business prospects, revenues or properties of the Company and its subsidiaries, taken as a whole.

“New Shares” has the meaning set forth in Section 3.1.

“Notice” has the meaning set forth in Section 6.3.

“Offer Notice” has the meaning set forth in Section 3.1(a).

“Permitted Transferee” means a Person to whom registration rights, along with Registrable Securities, have been transferred in accordance with Section 2.10.

“Person” means any natural person, firm, partnership, association, corporation, company, limited liability company, trust, business trust, Governmental Authority or other entity.

“Preferred Shares” means the Series A Shares and Series A-1 Shares.

“Qualified Public Offering” means the Company’s first underwritten public offering after the date hereof that results in gross proceeds of at least $35 million and a price per share that is equal to at least $6.00 (subject to adjustment for recapitalizations, splits, reverse splits and the like affecting the Common Stock).

“Refused Shares” has the meaning set forth in Section 3.1(c).

The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document;

“Registrable Securities” means (i) the shares of Common Stock issuable or issued upon conversion of the Series A-1 Shares purchased by any Investor pursuant to the Purchase Agreement, and (ii) shares of Common Stock issuable or issued upon exercise of the WRH Warrant, excluding in all cases, however, any shares that have been sold or transferred by a Person in any of the following transactions (and shares of Common Stock issuable on conversion of Series A-1 Shares that have been so sold or transferred):  a transaction in which his, her or its rights under this Agreement are not assigned; a sale pursuant to an effective registration statement under the Securities Act; or a sale pursuant to Rule 144 under the Securities Act.  For purposes of determining the number of outstanding Registrable Securities from time to time, and the number of Registrable Securities held by a Holder from time to time, both Registrable Securities that have been issued and those that are issuable on conversion of other securities shall be deemed outstanding.

“SEC” means the United States Securities and Exchange Commission.

“Second Offer Notice” has the meaning set forth in Section 3.1(c).

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Directors” has the meaning as provided in the Certificate of Designation.

“Series A Shares” means the shares of the Company’s Series A Redeemable Preferred Stock sold pursuant to the Purchase Agreement.

“Series A Original Issuance Price” has the meaning set forth in the Certificate of Designation.

“Series A-1 Director” has the same meaning as provided in the Certificate of Designation.

“Series A-1 Holder” means a Person owning shares of Series A-1 Convertible Preferred Stock.

“Series A-1 Shares” means the shares of the Company’s Series A-1 Convertible Preferred Stock sold pursuant to the Purchase Agreement.

“Violation” has the meaning set forth in Section 2.8(a).

“WRH” means W.R. Hambrecht +Co. and its successors and assigns with respect to the WRH Warrant.

“WRH Warrant” means the Warrant for the purchase of up to 113,000 shares of Common Stock issued pursuant to a Warrant Agreement between the Company and W.R. Hambrecht + Co., dated as of January 25, 2005.

1.2                                 Construction.

(a)                                  All references in this Agreement to a Section, Exhibit or Schedule are to a Section, Exhibit or Schedule of or to this Agreement, unless otherwise indicated.

(b)                                 Whenever the context requires, the masculine pronoun shall include the feminine and the neuter, and the singular shall include the plural.

(c)                                  The terms “include,” “includes” and “including” shall be construed as if followed by the phrase “without limitation.”

(d)                                 The term “or” includes the meaning “and/or.”

ARTICLE II
Registration Rights

2.1                                 Request for Registration.

(a)                                  Subject to the conditions of this Section 2.1 and Section 2.4(b), if the Company shall receive at any time after the earlier of (i) the third anniversary of the Initial Closing Date (as defined in the Purchase Agreement) and (ii) six months after the effective date of the First Public Offering, a written request from the Holders of forty percent (40%) or more of the Registrable Securities then outstanding (the “Initiating Holders”) that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities having an anticipated aggregate gross offering price of at least $10,000,000, then the Company shall use all commercially reasonable efforts to cause the resale of all of the Registrable Securities covered by the request to be registered under the Securities Act.

(b)                                 If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.1, and the Company shall include that information in the written notice referred to in Section 2.1(a).

(c)                                  Notwithstanding any other provision of this Section 2.1, if the underwriter advises the Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the number of shares of Registrable Securities that may be included in the underwriting shall be so limited on a pro rata basis, provided that no reduction shall be made in the Registrable Securities included in the underwriting until the number of any securities to be sold by the Company or by holders other than the Holders has been reduced to zero.

(d)                                 The Company shall not be required to effect a registration pursuant to this Section 2.1 under any of the following circumstances:

(i)                                     after the Company has effected two registrations pursuant to this Section 2.1, and the registrations have been declared or ordered effective;

(ii)                                  during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of a Company Registration, and ending on a date one hundred eighty (180) days following the effective date of such Company Registration, provided that the Company is actively employing in good faith all commercially reasonable efforts to cause the registration statement for the Company Registration to become effective;

(iii)                               if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 pursuant to Section 2.3;

(iv)                              if the Company shall furnish to Holders requesting a registration pursuant to this Section 2.1 a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that, in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such registration to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, provided that such right to delay a request shall be exercised by the Company not more than once in any twelve-month period; or

(v)                                 in any jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Securities Act.

2.2                                 Registration Incidental to Company Registration.

(a)                                  If the Company proposes a Company Registration, the Company shall, at a reasonable time prior to the filing of the registration statement, give each Holder written notice of such Company Registration.  Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company, the Company shall, subject to the conditions set forth in this Section 2.2 and Section 2.4(b), use all commercially reasonable efforts to cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered.

(b)                                 Notwithstanding any other provision of this Section 2.2, if the Company Registration is an underwritten offering and the underwriter advises the Company that in its reasonable judgment the inclusion of Registrable Securities requested by the Holders in such registration may adversely affect the offering of the securities contemplated thereby, the Registrable Securities shall be reduced on a pro rata basis among the participating Holders, as determined by the Company or its managing underwriters.  Notwithstanding the foregoing, in no event shall the amount of securities of the selling Holders included in the offering be reduced below fifty percent (50%) of the total amount of securities included in such offering without the consent of holders of a majority of the Series A-1 Shares, unless such offering is the Initial Public Offering, in which case all Registrable Securities held by the selling Holders may be excluded if the underwriters make the determination described above and no other stockholders’ securities are included in such offering.

(c)                                  The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to its effectiveness, whether or not any Holder has elected to include Registrable Securities in such registration.  The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.5.

2.3                                 S-3 Registration.

(a)                                  If the Company receives from the Holders of at least ten percent (10%) of the outstanding Registrable Securities a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:

(i)                                     promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(ii)                                  subject to the conditions of this Section 2.3 and Section 2.4(b), use commercially reasonable efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within 20 days after receipt of such written notice from the Company, provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.3 under any of the following circumstances:

(1)                                  if Form S-3 is not available for such offering by the Holders;

(2)                                  if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $1,000,000;

(3)                                  if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer or Chairman of the Board of the Company stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 2.3, provided, however, that the Company shall not utilize this right more than once in any 12-month period and provided further, that the Company shall not register any of its other equity securities during such ninety (90) day period;

(4)                                  during the period beginning sixty (60) days prior to the filing of a registration statement under the Securities Act pursuant to Section 2.1 or Section 2.2, and ending one hundred eighty (180) days following the effective date of any such Registration Statement; and

(5)                                  in any jurisdiction in which the Company would be required to qualify to do business, where not otherwise required, or to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

2.4                                 Conduct of Registration.

(a)                                  Obligations of Company.  Whenever required under this Agreement to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(i)                                     prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred eighty (180) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed; provided, however, that (A) such one hundred eighty (180) day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company; and (B) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, such 180-day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Securities Act governing the obligation to file a post-effective amendment to a registration statement permit the registrant to incorporate information into the registration statement by reference to periodic reports filed pursuant to Section 13 or 15(d) of the Exchange Act after the effective date to provide information required by Section 10(a)(3) of the Securities Act or to disclose facts or events representing a material or fundamental change in the information originally provided in the registration statement;

(ii)                                  prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(iii)                               furnish to each Holder (A) a draft copy of the registration statement prior to effectiveness, and (B) such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as it may reasonably request in order to facilitate the disposition of Registrable Securities owned by it;

(iv)                              use all commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business, where not otherwise required, or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(v)                                 in any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(vi)                              notify each Holder of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (A) the issuance of any stop order by the SEC in respect of such registration statement, or (B) the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(vii)                           cause all such Registrable Securities registered under this Agreement to be listed on each securities exchange on which similar securities issued by the Company are then listed; provided, that if a registration effected pursuant to Section 2.1 above constitutes the First Public Offering, the Company shall use its best efforts to list the Registrable Securities on a national securities exchange or the Nasdaq National Market System; and

(viii)                        provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(b)                                 Required Actions by Holders.  The obligations of the Company to take any action pursuant to this Agreement with respect to registering the Registrable Securities of any Holder shall be subject to the fulfillment of the following conditions:

(i)                                     the Holder shall furnish to the Company such information regarding the Holder, the Registrable Securities held by the Holder, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities;

(ii)                                  in any underwritten offering of Registrable Securities, the Holder shall enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(iii)                               in any underwritten offering of Company securities, the Company shall not be required to include Registrable Securities of any Holder unless the Holder accepts the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company and enters into an underwriting agreement in customary form with an underwriter or underwriters selected by the Company (and, in the case of a registration under Section 2.1, reasonably acceptable to the Initiating Holders holding at least sixty percent (60%) of the Registrable Securities held by the Initiating Holders), and agree to customary conditions to an underwritten offering on behalf of selling security holders, including the surrender of securities into custody prior to the closing of the offering and the appointment of an officer of the Company as attorney-in-fact to execute such underwriting agreement on behalf of the Holder(s).

2.5                                 Expenses of Registration.

(a)                                  All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 2.1 and 2.2, including all registration, filing and qualification fees (including “blue sky” fees), printers’ and accounting fees, fees and disbursements of counsel for the Company shall be borne by the Company, including fees and disbursements of counsel for the Company in its capacity as counsel to the selling Holders hereunder; if Company counsel does not make itself available for this purpose, the Company will pay the reasonable fees and disbursements of one counsel for the selling Holders.  Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be registered in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit one right to demand registration pursuant to Section 2.1; provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company, taken as a whole, from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 2.1.

(b)                                 All expenses incurred in connection with a registration requested pursuant to Section 2.3, including all registration, filing and qualification fees (including “blue sky” fees), printers’ and accounting fees, fees and disbursements of counsel for the Company and the fees and disbursements of counsel for the selling Holder or Holders, shall be borne pro rata by the Holder or Holders participating in the registration.

2.6                                 Delay of Registration.  No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Agreement.

2.7                                 Termination of Registration Rights.  No Holder shall be entitled to exercise any right provided for in this Article II after the earlier of (i) five years following the date the Company consummates the First Public Offering and is subject to the provisions of the Exchange Act or (ii) the time when all Registrable Securities held by such Holder (together with Registrable Securities held by any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold without registration pursuant to Rule 144.

2.8                                 Indemnification.

(a)                                  Indemnification by Company.  If any Registrable Securities are included in a registration statement of the Company under this Agreement, then, to the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners or officers, directors and stockholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter, within the meaning of the Securities Act or the Exchange

Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):  (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities laws or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities laws; and the Company will reimburse each such Holder, partner, officer, director, stockholder, counsel, accountant, or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, partner, officer, director, stockholder, counsel, accountant or controlling person; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder, partner, officer, director, stockholder, counsel or accountant, or any person controlling such Holder, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Holder or underwriter to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

(b)                                 Indemnification by Holders.  To the extent permitted by law, each selling Holder, on a several and not joint basis, will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter, any other stockholder selling securities in such registration statement and any controlling person of any such underwriter or other stockholder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation (but excluding clause (iii) of the definition thereof), in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any person intended to be indemnified pursuant to this Section 2.8(b) for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), provided that in no event shall any indemnity under this Section 2.8(b) exceed the net proceeds from the offering received by such Holder.

(c)                                  Procedures for Indemnification.  Promptly after receipt by an indemnified party under this Section 2.8 of actual knowledge of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8 to the extent of such prejudice, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d)                                 Contribution.  If the indemnification provided for in this Section 2.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of and the relative benefits received by the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations, provided that no person guilty of fraud shall be entitled to contribution.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.  The relative benefits received by the indemnifying party and the indemnified party shall be determined by reference to the net proceeds and underwriting discounts and commissions from the offering received by each such party.  In no event shall any Holder’s contribution under this Section 2.8 exceed the net proceeds from the offering received by such Holder, less any amounts paid under Section 2.8(b).

(e)                                  Underwriting Agreements.  Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with an underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)                                    Survival.  The obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration statement under this Agreement.

2.9                                 Reports Under Securities Exchange Act of 1934.

(a)                                  With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(b)                                 make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the Initial Public Offering;

(c)                                  take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(d)                                 file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(e)                                  furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the Initial Public Offering), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

2.10                           Assignment of Registration Rights.

(a)                                  Permitted Assignees.  Subject to Section 2.10(b), the right to cause the Company to register Registrable Securities pursuant to this Article II may be assigned (but only with all related obligations) by a Holder only to one of the following Persons (“Permitted Transferees”):

(i)                                     a partner, retired partner, or affiliated partner of any Holder that is a partnership;

(ii)                                  a member of any Holder that is a limited liability company;

(iii)                               a subsidiary or affiliate of any Holder;

(iv)                              an immediate family member of an individual Holder, or a trust for the benefit of such Holder or immediate family member; or

(v)                                 a Person who, after such assignment or transfer, holds at least 50% of the outstanding Registrable Securities, subject to appropriate adjustment for stock splits, reverse stock splits and similar transactions.

(b)                                 The transfer to a Permitted Transferee of any right to cause the Company to register Registrable Securities pursuant to this Agreement is subject to the satisfaction of all of the following conditions:

(i)                                     the Company receives, within a reasonable time after such transfer, Notice of the name and address of the Permitted Transferee and the securities with respect to which such the registration rights are being transferred;

(ii)                                  the Permitted Transferee agrees in writing (a copy of which writing is provided to the Company at the time of transfer) to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 4.1; and

(iii)                               immediately following their transfer, the further disposition of the Registrable Securities by the transferee or assignee is restricted under the Securities Act.

ARTICLE III
Covenants of Company

As long as Series A-1 Shares are outstanding, the Company covenants and agrees to do the following:

3.1                                 Right of First Refusal.  Each time the Company proposes to offer any shares of its capital stock, or securities convertible into or exchangeable or exercisable for any shares of its capital stock (the “New Shares”), the Company shall, subject to the terms and conditions in this Section 3.1, first offer such New Shares to each Series A-1 Holder in accordance with the following provisions:

(a)                                  Not less than twenty-five (25) days prior to the anticipated closing of the sale of New Shares, the Company shall deliver a Notice (the “Offer Notice”) to the Series A-1 Holders stating (i) its bona fide intention to offer New Shares, (ii) the number of New Shares to be offered, (iii) the price and terms upon which it proposes to offer the New Shares, (iv) the Series A-1 Holders’ pro rata share of the New Shares to be offered (determined as described in Section 3.1(b)) and (v) the anticipated closing date of such sale of New Shares.

(b)                                 By Notice received by the Company, within ten (10) business days after delivery by the Company of the Offer Notice (delivered in accordance with Section 6.3), each Series A-1 Holder may elect to purchase or obtain New Shares, at the price and on the terms specified in the Offer Notice, in an amount up to such holder’s pro rata share of the New Shares, based on the percentage of the outstanding Series A-1 Shares held by such Series A-1 Holder.

(c)                                  The Company shall promptly send a Notice (the “Second Offer Notice”) to each Series A-1 Holder who indicated its intent to purchase or obtain all of the New Shares available to it under the Offer Notice (a “Fully Exercising Holder”) of any other Series A-1 Holders’ failure to do likewise, stating the number of New Shares that such holders have not elected to purchase (the “Refused Shares”).

(d)                                 By Notice received by the Company within ten (10) business days after delivery by the Company of the Second Offer Notice, each Series A-1 Holder may elect to purchase or obtain Refused Shares, at the price and on the terms specified in the Offer Notice, in an amount up to the total number of Refused Shares.  If the Fully Exercising Holders elect in aggregate to purchase a number of shares in excess of the Refused Shares, the Refused Shares shall be allocated among the holders so electing on a pro rata basis, based on the relative holdings of Series A-1 Shares among the holders who have elected to purchase Refused Shares, up to the full amount of Refused Shares each holder has elected to purchase, until all New Shares have been allocated.

(e)                                  If the Series A-1 Holders have not elected to purchase all of the New Shares, the Company may, during the sixty- (60)-day period following the expiration of the period provided in Section 3.1(d) hereof, offer the remaining unsubscribed portion of the New Shares to any person or persons at a price not less than, and upon terms (other than the time permitted to close the purchase) no more favorable to the offeree than those specified in the Offer Notice.  If the Company does not enter into an agreement for the sale of the New Shares within such period, or if such agreement is not consummated within thirty (30) days of its execution, the right provided under this Section 3.1 shall be revived and the New Shares shall not be offered unless first reoffered to the Series A-1 Holders in accordance with subsections (a) through (d) of this Section 3.1.

(f)                                    The Notice by a Series A-1 Holder of the exercise of the right to acquire New Shares under subsection (b) or (d) of this Section 3.1 shall be a binding agreement by the exercising holder to purchase the securities under the terms and conditions of the Offer Notice, subject to the conditions that, (a) there shall not have occurred a Material Adverse Effect after the date of the Offer Notice, and (b) the closing of the sale of New Shares takes place not earlier than, and not more than twenty (20) days later than, the anticipated closing date of such sale set forth in the Offer Notice.

(g)                                 The right of first refusal under this Section 3.1 shall not be applicable to any of the following:

(i)                                     the issuance or sale of Preferred Shares to any Additional Investors under the Purchase Agreement;

(ii)                                  the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities outstanding as of the date hereof,

(iii)                               any of the following, if such issuance is approved by the Board of Directors, including at least two of the Series A and Series A-1 Directors (if any);

(1)                                  the issuance or sale of shares of Common Stock, or the grant of options to purchase Common Stock, to employees, directors, officers and consultants for the primary purpose of soliciting or retaining their employment or services; provided, that the number of securities issued under this clause (1) after the date of this Agreement does not exceed 3,000,000 shares (as adjusted for any stock dividends, combinations or splits with respect to such shares effected after the date hereof and to be calculated net of any repurchases of such shares by the Company and net of any shares of restricted stock issued and outstanding under the 2001 Stock Incentive Plan, as amended); or such greater number approved by the Board of Directors, including at least two of the Series A and Series A-1 Directors;

(2)                                  the issuance of securities pursuant to a firmly underwritten public offering of shares of Common Stock, registered under the Securities Act;

(3)                                  the issuance of warrants as additional consideration in connection with any debt financing, provided the warrants have an exercise price at or above the fair market value of the Common Stock at the time of such financing;

(4)                                  the issuance of securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise; provided, such transaction is approved by the Board, including at least two of the Series A and Series A-1 Directors;

(5)                                  the issuance or sale of stock, warrants or other securities or rights to new customers of the Company or other persons or entities with which the Company establishes or expands a business relationship, provided such issuances are primarily for purposes other than equity financing, and such transaction is approved by the Board, including at least two of the Series A and Series A-1 Directors

(h)                                 The right of first refusal set forth in this Section 3.1 may not be assigned or transferred, except by an Investor who transfers Series A-1 Shares (along with all related obligations under this Agreement) to a transferee that is (i) a partner, retired partner, or affiliated partner of any Investor that is a partnership; (ii) a member of any Investor that is a limited liability company; (iii) a subsidiary or affiliate of any Investor; or (iv) an immediate family member of an individual Investor, or a trust for the benefit of such Investor or immediate family member.

3.2                                 Delivery of Financial Statements.

(a)                                  On a monthly basis, within ten (10) days following the end of each month, the Company shall deliver to the Investors such monthly financial information as the Company prepares for management.

(b)                                 Promptly after filing with the SEC, and in any event, with fifteen (15) days after such filing, the Company shall deliver to each investor the annual and quarterly reports the Company is required to file under Section 13(a) or Section 15(d) of the Exchange Act.

(c)                                  At any time when the Company is not required to comply with the periodic reporting requirements of either Section 13(a) or Section 15(d) of the Exchange Act, the Company shall deliver to each Investor the following:

(i)                                     within ninety (90) days after the end of each fiscal year, an income statement for such fiscal year, a balance sheet of the Company as of the end of such year, and a cash flow statement, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by independent public accountants of nationally recognized standing selected by the Company; and

(ii)                                  within forty-five (45) days after the end of each quarter, an unaudited statement of operations, cash flow analysis and balance sheet for and as of the end of such quarter, in reasonable detail.

3.3                                 Inspection Rights.  The Company shall permit each Investor holding at least 50,000 shares (appropriately adjusted for any splits, reverse splits or similar transactions) of Registrable Securities (an “Eligible Investor”), at such Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be reasonably requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 3.3 to provide access to any information that it reasonably considers to be a trade secret, to be subject to attorney-client privilege, or to otherwise constitute confidential information (unless the representative of the Eligible Investor to whom such information is to be provided is a member of the Board), and provided further that the Company may require the Eligible Investor seeking such access to execute a confidentiality and nondisclosure agreement prior to any such visit and inspection.

3.4                                 Key Person Life Insurance.  Within three months of the date of this Agreement, the Company shall obtain and, until the consummation of the First Public Offering, use commercially reasonable efforts to maintain, at its expense, a policy of “key person” life insurance covering the life of the Chief Executive Officer, the death benefit of which insurance shall be payable to the Company.  In no event shall the Company be required to obtain or maintain key person life insurance having a death benefit in excess of $1,000,000 for any individual.

3.5                                 Directors’ and Officers’ Insurance.  The Company presently has in effect and shall maintain a policy of directors’ and officers’ liability insurance with an aggregate limit of liability in each policy period of at least $5 million.

3.6                                 Management of the Company.  The Company shall not do any of the following without the approval of the Board, including at least two of the Series A and Series A-1 Directors:

(a)                                  hire or terminate a Chief Executive Officer or agree with any member of senior management regarding the terms of employment or modification of such terms;

(b)                                 adopt the annual accounts or budgets of the Corporation or any material subsidiary, amend the accounting policies previously adopted or change the fiscal year of the Corporation; or

(c)                                  use the net proceeds of the sale of Series A Shares or Series A-1 Shares (i) to repay indebtedness of the Corporation, other than the repayment of the indebtedness to L-3 Communications Corp. in the original principal amount of $1,500,000, plus all accrued interest thereon, or (ii) to pay dividends upon or redeem any security of the Corporation.

3.7                                 Termination of Covenants.  The Covenants in this Article III shall terminate and be of no further effect upon the earlier of (a) the time when no Series A-1 Shares remain outstanding, and (b) the consummation of a Qualified Public Offering.

ARTICLE IV
Agreements of Holders

4.1                                 “Market Stand-Off” Agreement.

(a)                                  Each Holder hereby agrees that it will not, directly or indirectly, without the prior written consent of the Company and the managing underwriter, during the period commencing on the date of the final prospectus relating to any underwritten public offering by the Company and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days) (1) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired), or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.

(b)                                 This Section 4.1 shall not apply to the sale of Registrable Shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Holders if all officers and directors and holders of at least 5% of the voting stock of the Company enter into similar agreements.

(c)                                  The underwriters in connection with any underwritten public offering by the Company are intended third party beneficiaries of this Section 4.1(c), and shall have the right, power and authority to enforce the provisions hereof as though they were parties hereto; further, each Holder hereby agrees to enter into a written agreement with such underwriters in customary form containing terms substantially equivalent to the terms of this Section 4.1(c), and each Holder hereby agrees that the underwriters shall be entitled to require the Holder to enter into such a written agreement.

(i)                                     Notwithstanding the foregoing, nothing in this Section 4.1(c) shall prevent a Holder from making a transfer of any share of Common Stock purchased by the Holder in the open market from a person other than the Company.

(ii)                                  In order to enforce this Section 4.1(c), the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

ARTICLE V
Additional Investors and Holders

5.1                                 Additional Investors.  If a Subsequent Closing (as defined in the Purchase Agreement) takes place pursuant to the Purchase Agreement, the purchasers of additional Preferred Shares at such closing (the “Additional Investors”) shall, after signing this Agreement and agreeing to be bound by its terms, and performing their obligations under the Purchase Agreement, become Investors for all purposes under this Agreement, as if originally parties hereto, and shall be Holders under this Agreement to the extent they hold Registrable Securities pursuant to such Subsequent Closing.  The Company shall append a Schedule II to this Agreement, listing the Additional Investors and the Preferred Shares held by each, and by signing this Agreement, each Additional Investor acknowledges the accuracy of the information set forth on Schedule II with respect to such Additional Investor.  The original Investors hereby consent to the Additional Investors’ becoming parties to this Agreement on such terms, and consent to the Company’s delivery to the Additional Investors of this Agreement and Schedule II, along with any endorsements necessary to confirm the rights of the Additional Investors under this Agreement.

5.2                                 Consent to Joinder of WRH.  The Investors hereby consent to the joinder of WRH to this Agreement as a Holder pursuant to Articles II, IV and VI hereof, and to the extension to WRH of the same rights hereunder, on a pro rata basis, with respect to Registrable Securities as the other Holders, provided WRH agrees in writing to be bound by the same conditions, limitations and obligations as the other Holders hereunder, and provided further that WRH shall not be deemed an Investor for any purpose hereunder.

ARTICLE VI
Miscellaneous

6.1                                 Aggregation of Stock.  When determining the availability of any rights under this Agreement, the Company shall aggregate all shares of securities held or acquired by affiliated entities, and shall deem all such securities to be held by a single Person.

6.2                                 Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

6.3                                 Notices.  All notices, requests, demands, approvals, consents, waivers and other communications required or permitted to be given under this Agreement (each, a “Notice”) shall be in writing and shall be (a) delivered personally, (b) mailed by certified mail, return receipt requested, postage prepaid, (c) sent by next-day or overnight mail or delivery, or (d) sent by facsimile transmission, provided that a confirmation statement is retained by sender, as follows;

(a)                                  if to an Investor, to the address or facsimile number for that investor provided in Schedule I or Schedule II.

(b)                                 if to the Company, to:

Innovative Micro Technology, Inc.
75 Robin Hill Rd.
Santa Barbara, CA  93117
Facsimile:  805-967-2677
Attention:  John Foster, President and Chief Executive Officer

With a copy (which shall not constitute Notice to):

Sheppard, Mullin, Richter & Hampton LLP
333 S. Hope Street, 48th Floor Los Angeles, CA 90017
Facsimile:  (213) 620-1398
Attention:  James J. Slaby, Esq.

or, in each case, at such other address as may be specified in a Notice to the other party hereto.  All Notices shall be deemed effective and given upon receipt.

6.4                                 Headings.  The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement or any of its terms.

6.5                                 Entire Agreement.  This Agreement (including any Schedules and Exhibits hereto) constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect thereto.

6.6                                 Counterparts.  This Agreement may be signed (including by facsimile) in one or more counterpart signature pages, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

6.7                                 Governing Law, Jurisdiction and Venue.  This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of California, without giving effect to the conflict of laws rules thereof.  Each Investor and the Company hereby irrevocably submits to the jurisdiction of the courts of the State of California, and the federal courts of the United States of America located in the Central District of California, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any of such document may not be enforced in or by those courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a California State Court or federal court.  Each Investor and the Company hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.3, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

6.8                                 WAIVER OF JURY TRIAL.  IF ANY DISPUTE BETWEEN THE COMPANY AND THE INVESTORS OR HOLDERS ARISES OUT OF THIS AGREEMENT OR ANY RELATED TRANSACTION, WITH RESPECT TO ANY LITIGATION THE PARTIES EXPRESSLY WAIVE ANY RIGHT THEY MAY HAVE TO A JURY TRIAL AND AGREE THAT ANY SUCH LITIGATION SHALL BE TRIED BY A JUDGE WITHOUT A JURY.

6.9                                 Successors and Assigns.  Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the successors and Permitted Transferees of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and Permitted Transferees any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.10                           No Third Party Beneficiaries.  Except as provided in Section 4.1(c), nothing in this Agreement shall confer any rights upon any Person other than the parties to this Agreement and their heirs, legal representatives, successors and Permitted Transferees.

6.11                           Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of at least a majority of the then-outstanding Preferred Shares (including Common Stock not previously sold to the public that is issued or issuable upon conversion of the then-outstanding Preferred Shares).  Any amendment or waiver effected in accordance with this section shall be binding upon each Investor, Holder and Permitted Transferee, each future holder of all securities otherwise subject to this Agreement and the Company.  Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting the waiver in any other respect or at any other time.  Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

The next page is the signature page.

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first above written.

Company:

INNOVATIVE MICRO TECHNOLOGY, INC.

By:	/s/ John Foster
John Foster
President and Chief Executive Officer

Investors:

INVESTOR GROWTH CAPITAL LIMITED

By:	/s/ Lisa Crawford	, its “A” Director
Name: Lisa Crawford
Title: “A” Director

By:	/s/ Robert de Heus	, its “B” Director
Name: Robert de Heus
Title: “B” Director

INVESTOR GROUP L.P.

By: Investor Group GP LTD., its General Partner

By:	/s/ Lisa Crawford	, its “A” Director
Name: Lisa Crawford
Title: “A” Director

By:	/s/ Robert de Heus	, its “B” Director
Name: Robert de Heus
Title: “B” Director

BAVP VII, L.P.

By: BA Venture Partners VII, LLC
its General Partner

By:	/s/ Eric M. Sigler
Name: Eric M. Sigler
Title: Member

MIRAMAR VENTURE PARTNERS, L.P.

By:	Miramar Venture Associates, LLC
its general partner

By:	/s/ Robert R. Holmen
Name: Robert R. Holmen
Title: Member

Schedule I

Investors

Name	Shares, Series A Redeemable Preferred Stock	Shares, Series A-1 Convertible Preferred Stock
Investor Growth Capital Limited National Westminster House Le Truchot, St. Peter Port GY1 4PW, Guernsey Channel Islands Tel.: +44 1481 732 615 Facsimile: +44 1481 732 616 Attention: Wayne Tallowin With a copy (which shall not constitute notice) to: Benjamin B. Quinones, Esq. Pillsbury Winthrop LLP 2475 Hanover Street Palo Alto, CA 94304-1114 Facsimile: (650) 233-4545	329,412	329,412

Investor Group L.P. National Westminster House Le Truchot, St. Peter Port GY1 4PW, Guernsey Channel Islands Tel.: +44 1481 732 615 Facsimile: +44 1481 732 616 Attention: Wayne Tallowin With a copy (which shall not constitute notice) to: Benjamin B. Quinones, Esq. (address as above) .	141,176	141,176

BAVP VII, L.P. 950 Tower Lane, Suite 700 Foster City, CA. 94404 [FACSIMILE]	352,941	352,941

Miramar Venture Partners, L.P. 2101 East Coast Hwy., Ste. 300 Corona del Mar, CA 92625 Facsimile: (949) 760-4451	176,471	176,471

TOTAL	1,000,000	1,000,000

i